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Anne Marie Fields

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PROTALEX TO PRESENT AT THE RODMAN & RENSHAW 15TH ANNUAL HEALTHCARE CONFERENCE

SUMMIT, N.J. (September 5, 2013) – Protalex, Inc. (OTCBB: PRTX), a clinical-stage biopharmaceutical company, today announces its participation in the Rodman & Renshaw 15th Annual Healthcare Conference, to be held September 9-10, 2013 at the Millennium Broadway Hotel in New York City.

Edward Bernton, M.D., Protalex’s Chief Scientific Officer, will present a corporate overview on Monday, September 9th at 10:25 a.m. Eastern time. The presentation will be webcast live and archived on the company’s website at www.protalex.com.

Dr. Bernton’s presentation will also be included as an exhibit to the Company’s Current Report on Form 8-K to be filed with the U.S. Securities and Exchange Commission in connection with the foregoing event.

About Protalex, Inc.

Protalex, Inc. is a clinical-stage biopharmaceutical company focused on the development of a class of drugs for treating autoimmune and inflammatory diseases, including rheumatoid arthritis. Protalex’s lead product, PRTX-100, is a formulation of a proprietary, highly-purified form of Staphylococcal Protein A, which is an immune modulating protein produced by bacteria. Protalex has completed a Phase 1b clinical trial in adult patients with active rheumatoid arthritis in South Africa which demonstrated that PRTX-100 was generally safe and well tolerated at all dose levels, and at the higher doses, more patients showed improvement in their CDAI (Clinical Disease Activity Index) for RA than did patients at the lower dose or placebo cohorts. PRTX-100 has the ability, at very low concentrations, to bind to and to regulate activation of human B-lymphocytes and macrophages, which mediate inflammation in certain autoimmune diseases. Laboratory studies indicate that the mechanism involves interaction with specific intracellular signaling pathways.

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